EXHIBIT 99.1

MCI PROVIDES 2004 FINANCIAL GUIDANCE

Company on track for February 2004 emergence from Chapter 11

ASHBURN, Va., January 22, 2004 — MCI (WCOEQ, MCWEQ) today provided financial guidance for full-year 2004. MCI expects to generate revenue between $21 billion and $22 billion, a decline of approximately 10 to 12 percent versus expected 2003 results, primarily reflecting overall industry conditions and continued declining trends in the consumer market. Operating income is expected to be between $1.1 billion and $1.3 billion, which includes depreciation and amortization of $1.7 billion and restructuring charges of approximately $100 million, resulting in an increase of $300 million to $400 million versus expected 2003 results. Net operating cash flow is expected to exceed $1 billion, after capital expenditures of 6 to 8 percent of revenues, but including proceeds from the sale of certain non-core assets.

The Company remains focused on delivering an innovative set of products and services which take advantage of advancements in converged voice and data networks, as well as an aggressive cost reduction program, which includes a reduction of sales, general and administrative (SG&A) expense by 15 to 20 percent versus expected 2003 results. The Company expects to achieve this reduction through increased on-net utilization, selective outsourcing, attrition and workforce reductions as necessary. MCI remains on track to emerge from U.S. Chapter 11 protection in February 2004.

“Last year we made tremendous strides in improving MCI’s financial health and returning to a path toward market leadership,” said Bob Blakely, MCI executive vice president and chief financial officer. “While current market conditions remain difficult, we believe our solid enterprise performance, our industry-leading IP strengths and ability to serve businesses globally position us well to succeed over the long-term.”

Business Segments

Following are highlights related to each of the company’s three business segments:

Business Markets revenue, which includes sales to U.S. domestic enterprise customers, is expected to decline 6 to 8 percent versus 2003. Continued competitive pricing pressure, especially in Small and Medium-sized Business and traditional long-distance services, is expected to be partially offset by gains in new product offerings, such as multi-protocol label switching (MPLS) and other Internet-protocol (IP)-based services, as well as a broad range of Managed Services offerings. The Company expects better than overall revenue trends in its Enterprise and Government Markets segments.

International revenue, which includes sales to Europe, Middle East and Africa (EMEA), Asia-Pacific and Latin America commercial customers, is expected to decline at similar levels to Business Markets. Continued competitive pricing pressure is expected to be partially offset by stable volumes in EMEA and new entries into emerging countries. MCI continues to operate the largest facilities-based network with the highest total points-of-presence of any international carrier.

Mass Markets revenue, or sales to domestic U.S. consumers, is expected to decline 20 to 25 percent versus 2003. This reflects continued long-distance industry revenue declines primarily due to wireless substitution, intensified competitive conditions and the impact of national Do Not Call legislation. Mass Markets will continue to focus on the U.S. local services markets and plans to launch a consumer voice-over IP initiative in 2004.

2004 Capital Expenditures

MCI has invested $38 billion in its network over the past six years, placing it in a position of strength to benefit from the industry’s move toward IP. Today, MCI’s IP network can connect customers to more places, more directly, than any other IP network in the world. Continuing to invest for the future, the Company expects 2004 capital expenditures to be 6 to 8 percent of revenue. MCI is expanding its MPLS footprint that supports the convergence of voice and data, as well as investing in network security products and advanced application features.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned points-of-presence (POPs), and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. While management has prepared the guidance contained in this press release in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such assumptions will be realized. Important assumptions used in preparing the guidance include: a generally stable economic environment with low inflation, and no significant change in the regulatory and competitive conditions under which the Company currently operates. Furthermore, no additional material restructuring costs are forecast for 2004. Actual results could vary materially if any of these assumptions turn out to be incorrect or other unexpected events occur. A variety of risk factors could affect the Company’s projected financial results, including: developments related to the Company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.

Basis of Presentation

The Company cautions readers not to place undue reliance upon the information with respect to 2003 results contained in this press release. The un-audited information for 2003 in this press release is subject to further review and potential adjustments upon the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2003, and accordingly this un-audited information may not be indicative of the Company’s actual operating results. There can be no assurance that the un-audited 2003 information in this press release is complete and accurate and the Company undertakes no obligation to update or revise this press release.

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